UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 20, 2007

Date of report (Date of earliest event reported)

Medical CV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 20, 2007, we entered into a Secured Note Purchase Agreement with an affiliate of Whitebox Advisors, LLC (“Whitebox”), a beneficial owner of approximately 11.5% of our common stock, for the issuance and sale of up to $10.0 million of senior secured debt in an unregistered transaction.  Under this agreement, Whitebox will initially purchase an $8.0 million note.  Such debt will be secured by substantially all of our assets.  Whitebox will also receive a five-year warrant to purchase 1,200,000 shares of common stock at $4.00 per share.  This warrant, which lacks a cashless exercise provision, has full-ratchet anti-dilution protection for a period of 12 months.

Whitebox has the right to purchase another $2.0 million of senior secured debt on the same terms (with equivalent warrant coverage) within the next 45 days.

The debt will have a three-year term.  Interest at 11% per year will be payable quarterly in arrears.  During the first year, interest will accrue and be added to the principal balance.  At the end of the first year, based on the sale of the $8.0 million note, we will issue a five-year warrant to purchase a number of shares equal to the quotient obtained by dividing (a) 60% of the accrued interest for the first year by (b) $4.00 to Whitebox.  During the second and third years, we have the option to pay interest in cash, or have the interest accrue and be added to the principal balance.  Based on the sale of the $8.0 million note, we will issue additional five-year warrants to purchase a number of shares equal to the quotient obtained by dividing (a) 60% of the accrued interest for the quarter by (b) $4.00 to Whitebox for each quarter in which we determine that the accrued interest should be added to principal.  Each of the foregoing warrants will be exercisable at $4.00 per share, contain cashless exercise provisions, and have full-ratchet anti-dilution protection for a period of 12 months from each warrant’s respective date of issuance.

We may prepay the note in part or in full, subject to a prepayment premium of 8% in the first year, 6% in the second year and 3% in the third year.  We have also covenanted and agreed with Whitebox that we will not issue more than an aggregate of $12.5 million principal amount of 2007 secured notes.

Whitebox will be entitled to registration rights on the common stock underlying the warrant issued at the closings.  No registration rights will apply to the warrants to be issued with the accrual of quarterly interest.  If the required registration statement is not declared effective on or prior to the required effectiveness date, we have agreed to pay Whitebox an amount as liquidated damages equal to 1% of the value of warrants with registration rights (measured at a stock price of $4.00 per share) per month (pro-rated for any portion thereof) until such deficiency is remedied.

In connection with this transaction, we will be required to pay our placement agent a commission equal to 6 percent of the gross proceeds raised.  We agreed to reimburse our placement agent for expenses not to exceed $50,000 and to reimburse Whitebox for its reasonable expenses.

The foregoing description is qualified in its entirety by reference to the Secured Note Purchase Agreement which appears as Exhibit 4.1 hereto.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES.

On April 20, 2007, under the Secured Note Purchase Agreement described under Item 1.01 above, we issued and sold $8.0 million of senior secured debt to Whitebox, and we issued a five-year warrant to Whitebox for the purchase of 1,200,000 shares of common stock at $4.00 per share.  The warrant has the terms and conditions of the closing warrant set forth under Item 1.01 above.  We obtained net proceeds of approximately $7.5 million in cash at the initial closing.  As noted above, Whitebox has the right to purchase another $2.0 million of senior secured debt on the same terms (with equivalent warrant coverage) within the next 45 days.

We paid our placement agent cash commissions of approximately $480,000. We have agreed to reimburse our placement agent for up to $50,000 in expenses and to reimburse Whitebox for its reasonable  expenses.

The shares underlying the warrant sold at the initial closing represented approximately 12.2% of our outstanding common stock before the issuance.  If Whitebox exercises its right to purchase another $2.0 million of debt securities on the same terms, we would issue a warrant for the purchase of 300,000 shares of common stock at the second closing.  The number of shares purchasable under such warrant, together with those purchasable under the warrant from the first closing, would represent approximately 15.2% of our outstanding common stock before the issuance.

The net proceeds of the debt financing with Whitebox will be used for working capital purposes.

The foregoing issuance was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D.  Certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition, unless registered under the Securities Act.  The recipients of such securities received, or had access to, material information concerning our company, including, but not limited to, our reports on Form 10-KSB, Form 10-QSB, and Form 8-K, as filed with the SEC.  Except as set forth above, no discount or commission was paid in connection with the issuance of the debt securities and the warrants.

ITEM 8.01  OTHER EVENTS.

Pursuant to Rule 135c of the Rules and Regulations under the Securities Act of 1933, as amended, reference is made to the press release issued to the public by MedicalCV, Inc. on April 20, 2007, attached hereto as Exhibit 99.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)           See “Exhibit Index”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: April 20, 2007	By:	/s/ Eapen Chacko
Eapen Chacko
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

4.1

Note Purchase Agreement between the Registrant and the Investor, dated April 20, 2007 (including form of Secured Promissory Note, form of Closing Warrant, forms of Initial Interest Warrant and Quarterly Interest Warrant, forms of Security Agreement and UCC Financing Statement, form of Compliance Certificate, form of Legal Opinion, and form of Secretary Certificate).

99	Press Release regarding unregistered sale of securities, dated April 20, 2007.